EXHIBIT 99.1

Chart of HHSE Share Issuances / Chart of Debt Reductions & Classifications

HHSE Share Count

		Change From	Baseline
Date	Total Outstanding	Prior 6-Mo.	Percentage
12/31/2009	461,206,692	0%	100%
6/30/2010	461,206,692	0%	100%
12/31/2010	471,958,775	2.33%	102.33%
6/30/2011	486,495,139	3.08%	105.48%
12/31/2011	476,511,945	-2.05%	103.32%
6/30/2012	491,238,217	3.09%	106.51%
12/31/2012	489,965,532	-0.26%	106.24%
6/30/2013	550,334,514	12.32%	119.32%
12/31/2013	583,732,365	6.70%	126.57%
6/30/2014	582,441,217	-0.22%	126.29%
Current	606,699,303	4.45%	131.55%

Note:	Increased share count includes 10-mm shares to TCA
	which are subject to return, and 27-mm shares to
	Ahnume Business Consultants (considered as "long" hold)

HHSE Debt Structure
		Amount	Amount
		As Of	As Of
Category	Description	12/31/2010	12/31/2013
Accounts Payable	Ongoing-Current	$ 627,996	$ 148,522
Accrued Royalties	Ongoing-Current	$ 96,150	$ 303,829
Prod. Acquis. Due	Short-Term Toxic Debt	$ 1,696,000	$ 157,260
Accrued Wages	Ongoing-Current	$ 15,400	$ -
Taxes Payable	Short-Term Toxic Debt	$ 14,983	$ 5,585
Hounddog P&A	Long-Term Obligation	$ 753,964	$ 826,624
Bank Notes Payable	Long-Term Obligation	$ 18,528	$ 358,031
Addl. Long Term Payables	Long-Term Obligation	$ 1,012,664	$ 2,753,427	*
Separate "12" Advance Debt	Short-Term Toxic Debt	$ 500,000	$ -
"12" P&A Loans	Short-Term Toxic Debt	$ 312,500	$ -
Executive Loans to Co.	Long-Term Obligation	$ -	$ 169,840
Executive Salary Deferrals	Long-Term Obligation	$ 758,724	$ 1,063,996
Interstar & EE Smith Debts	Disputed as of 12-31-10	$ 571,556	Included Above

	TOTAL ALL CATEGORIES:	$ 6,378,465	$ 5,787,114

	Amount From Period Considered Short Term or Toxic	$ 3,834,585	$ 615,196
	Percentage from Period as Short Term or Toxic	60.12%	10.63%

Note: Self funding / Self-liquidating obligation of
$1.5-mm on the 12-31-2013 balance sheet for intl.
presales is excluded from debt structure analysis

* Note: TCA Loan and the balances due to Andersons
and Southern Star for "12" P&A are included under
Addl Long Term Payables for the 12-31-2013 summary